UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 9, 2024

Healthpeak Properties, Inc.

(Exact name of registrant as specified in its charter)

Maryland	001-08895	33-0091377
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4600 South Syracuse Street, Suite 500

Denver, CO 80237

(Address of principal executive offices) (Zip Code)

(720) 428-5050

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $1.00 par value	DOC	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement

Recast of Revolving Facility

On December 9, 2024 (the “Closing Date”), Healthpeak Properties, Inc., a Maryland corporation (“Healthpeak”) announced that its operating company, Healthpeak OP, LLC, a Maryland limited liability company (“Healthpeak OP,” and together with Healthpeak, the “Company”) entered into a Third Amended and Restated Credit Agreement (the “Amended Revolving Credit Agreement”), by and among Healthpeak OP, as borrower, Healthpeak, as the parent company guarantor, DOC DR Holdco, LLC, a Maryland limited liability company and subsidiary of Healthpeak OP (“DOC Holdco”) and DOC DR, LLC, a Maryland limited liability company and indirect subsidiary of Healthpeak OP (“DOC DR”), each as subsidiary guarantors, the lenders referred to therein, and Bank of America, N.A., as administrative agent (the “Administrative Agent”). The Amended Revolving Credit Agreement extends the maturity of and makes certain other amendments to the Company’s $3.0 billion senior unsecured revolving credit facility (such facility, as amended, the “Revolving Facility”). The Amended Revolving Credit Agreement amends and restates in its entirety that certain Second Amended and Restated Credit Agreement, dated as of September 20, 2021 (as amended or otherwise modified from time to time prior to the Closing Date) by and among the Company, DOC Holdco, DOC DR, the lenders referred to therein and the Administrative Agent (the “Existing Revolving Credit Agreement”).

Consistent with the Existing Revolving Credit Agreement, aggregate borrowing capacity under the Amended Revolving Credit Agreement may be increased, at the Company’s option, to up to $3.75 billion by increasing the amount of the Revolving Facility and/or by incurring one or more term loans, in each case, so long as no default or event of default exists and other customary conditions have been satisfied. Any such increase will be syndicated on a best efforts basis and no lender is required to increase its commitment under the Amended Revolving Credit Agreement to facilitate such increase. The Amended Revolving Credit Agreement includes sublimits of (i) up to $100 million for letters of credit issued under the Revolving Facility, (ii) up to $1.0 billion for loans and other extensions of credit under the Revolving Facility that are denominated in certain currencies other than U.S. dollars, and (iii) up to 50% of the Revolving Facility for certain negotiated rate loans.

The Revolving Facility matures on January 19, 2029. However, at its sole option, the Company may extend the maturity of the Revolving Facility for up to two additional six-month periods, so long as (i) no default or event of default exists at the time of the request or on the then current maturity date, (ii) the Company pays a fee equal to the product of 0.0625% multiplied by the then aggregate commitments under the Revolving Facility, and (iii) other customary conditions have been satisfied.

Loans outstanding under the Revolving Facility (other than negotiated rate loans) bear interest at an annual rate equal to (i) the applicable margin, plus (ii) at the Company’s option, the base rate or SOFR (or other applicable rate with respect to non-dollar borrowings). The applicable margin under the Revolving Facility ranges from 0.00% to 0.40% for base rate loans and 0.70% to 1.40% for SOFR loans and non-dollar borrowings, in each case, based on the non-credit enhanced, senior unsecured long-term debt ratings of Healthpeak OP (“Debt Ratings”). Pursuant to the Amended Revolving Credit Agreement, the Company may, within twelve months following the closing of the Amended Revolving Credit Agreement and with the consent of required lenders and the administrative agent, establish a sustainability-linked pricing component whereby the applicable margin under the Revolving Facility may be increased or reduced by up to 0.01% based on the Company’s achievement of sustainability-linked metrics to be agreed upon, subject to certain conditions. Negotiated rate loans pursuant to the Amended Revolving Credit Agreement bear interest at the rate agreed to between the Company and the applicable lender(s). In addition, the Company is obligated to pay a facility fee on the Revolving Facility (regardless of usage) at a rate per annum ranging from 0.10% to 0.30% based on Healthpeak OP’s Debt Ratings. As of the Closing Date, based on the Healthpeak OP’s current Debt Ratings, the applicable margins for revolving loans are 0.775% for SOFR loans or 0.00% for base rate loans, and the facility fee is 0.15%. The Amended Revolving Credit Agreement includes customary SOFR replacement language, including, but not limited to, the use of alternative benchmark rates.

The Amended Revolving Credit Agreement contains representations and warranties, covenants, events of default provisions, and other requirements, including financial covenants and cross-default provisions to certain other indebtedness, that are substantially consistent with those set forth in the Existing Credit Agreement, subject to certain amendments more fully set forth in Exhibit 10.1 to this Current Report on Form 8-K. Among other things, these covenants, using terms defined in the Amended Revolving Credit Agreement: (i) limit the ratio of Enterprise Total Indebtedness to Enterprise Gross Asset Value to 60%; (ii) limit the ratio of Enterprise Secured Debt to Enterprise Gross Asset Value to 40%; (iii) limit the ratio of Enterprise Unsecured Debt to Enterprise Unencumbered Asset Value to 60%; (iv) require a minimum Fixed Charge Coverage Ratio of 1.5 times; and (v) require a minimum Consolidated Tangible Net Worth of $7.7 billion, in each case, tested on a quarterly basis. If an event of default occurs and is continuing, the Company may be required to repay all amounts outstanding under the Amended Revolving Credit Agreement.

Conforming Amendments to Term Loan Facilities

In connection with the consummation of the Amended Revolving Credit Agreement, the Company, DOC Holdco and DOC DR entered into:

(a) a certain Amendment No. 3, dated as of the Closing Date (the “Healthpeak Term Loan Amendment”), to that certain Term Loan Agreement dated as of August 22, 2022 (as amended or otherwise modified from time to time prior to the Closing Date), with the Administrative Agent and the lenders party thereto (the “Existing Healthpeak Term Loan Credit Agreement”; as amended by the Healthpeak Term Loan Amendment, the “Amended Healthpeak Term Loan Credit Agreement”) and

(b) a certain Fourth Amendment, dated as of the Closing Date (the “Physicians Realty Term Loan Amendment”; together with the Healthpeak Term Loan Amendment, the “Term Loan Amendments”), to that certain Third Amended and Restated Credit Agreement dated as of September 24, 2021 (as amended or otherwise modified from time to time prior to the Closing Date), with KeyBank National Association, as administrative agent, and the lenders party thereto (the “Existing Physicians Realty Term Loan Credit Agreement”; as amended by the Physicians Realty Term Loan Amendment, the “Amended Physicians Realty Term Loan Credit Agreement”).

The Term Loan Amendments make certain amendments to the Existing Healthpeak Term Loan Credit Agreement and the Existing Physicians Realty Term Loan Credit Agreement to conform to the terms of the Amended Revolving Credit Agreement, as more fully set forth in Exhibits 10.2 and 10.3 to this Current Report on Form 8-K. The Term Loan Amendments did not result in any change to the maturity date, pricing or amount of term loans outstanding under the Existing Healthpeak Term Loan Credit Agreement or the Existing Physicians Realty Term Loan Credit Agreement.

The Amended Revolving Credit Agreement, the Amended Healthpeak Term Loan Credit Agreement and the Amended Physicians Realty Term Loan Credit Agreement are referred to herein collectively as the “Amended Credit Agreements.”

The representations, warranties and covenants contained in the Amended Credit Agreements (or the Term Loan Amendments, as applicable) were made as of a specified date, may be subject to a contractual standard of materiality different from what might be viewed as material to investors, or may have been used for the purpose of allocating risk among the parties thereto. Accordingly, the representations and warranties in the Amended Credit Agreements (or the Term Loan Amendments, as applicable) are not necessarily characterizations of the actual state of facts of the Company and its subsidiaries at the time they were made or otherwise and should be read only in conjunction with the other information that the Company makes publicly available in reports, statements and other documents filed with the Securities and Exchange Commission. Investors are not third party beneficiaries of, and should not rely upon, such representations, warranties and covenants.

The Company’s obligations under the Amended Credit Agreements rank equal in right of payment with all other unsecured, unsubordinated general obligations of the Company.

Certain of the lenders party to the Amended Credit Agreements and their respective affiliates engage in financial advisory, investment banking, commercial banking or other transactions of a financial nature with the Company and its subsidiaries, including the provision of advisory services for which they receive certain fees, expense reimbursement or other payments.

The foregoing descriptions of the Amended Revolving Credit Agreement and the Term Loan Amendments do not purport to be complete and are qualified in their entirety by reference to the full text of the Amended Revolving Credit Agreement, the Healthpeak Term Loan Amendment and the Physicians Realty Term Loan Amendment, copies of which are filed herewith as Exhibits 10.1, 10.2 and 10.3, respectively, to this Current Report on Form 8-K and incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information included in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 7.01	Regulation FD Disclosure.

On December 9, 2024, the Company issued a press release announcing the closing of the Amended Credit Agreements. The text of the press release is furnished herewith as Exhibit 99.1 and is incorporated by reference into this Item 7.01.

The information set forth in this Item 7.01 and the related information in Exhibit 99.1 attached hereto are being furnished, and shall not be deemed filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section and shall not be incorporated by reference in any filing with the U.S. Securities and Exchange Commission under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference therein.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

No.	Description
10.1*	Third Amended and Restated Credit Agreement, dated as of December 9, 2024, by and among Healthpeak OP, as borrower, Healthpeak, DOC Holdco and DOC DR, as guarantors, the lenders referred to therein, and Bank of America, N.A., as administrative agent.
10.2*	Amendment No. 3 to Term Loan Agreement, dated as of December 9, 2024, by and among Healthpeak OP, as borrower, Healthpeak, DOC Holdco and DOC DR, as guarantors, the lenders referred to therein, and Bank of America, N.A., as administrative agent.
10.3*	Fourth Amendment to Third Amended and Restated Credit Agreement, dated as of December 9, 2024, by and among DOC DR, as borrower, Healthpeak, Healthpeak OP and DOC Holdco, as guarantors, the lenders referred to therein, and KeyBank National Association, as administrative agent.
99.1	Press Release dated December 9, 2024.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

*Certain schedules and exhibits have been omitted from this filing pursuant to Item 601(a)(5) of Regulation S-K. The Company agrees to furnish supplementally a copy of any omitted schedule or exhibit to the Securities and Exchange Commission upon request.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 9, 2024	Healthpeak Properties, Inc.

	By:	/s/ Peter A. Scott
Peter A. Scott
Chief Financial Officer